EXHIBIT 99.1

Middlebury Hardwood Products, Inc.
And Affiliate

Consolidated Financial Report
12.31.2011

Independent Auditor’s Report

To the Board of Directors
Middlebury Hardwood Products, Inc.
Middlebury, Indiana

We have audited the accompanying consolidated balance sheet of Middlebury Hardwood Products, Inc. and Affiliate as of December 31, 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with accounting standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Middlebury Hardwood Products, Inc. and Affiliate as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Elkhart, Indiana
January 7, 2013

Middlebury Hardwood Products, Inc. And Affiliate

Consolidated Balance Sheet
December 31, 2011

ASSETS

Current Assets
Cash	$5,098
Cash held by IPIC	99,663
Trade receivables	643,079
Inventories	1,823,687
Prepaid expenses	126,823

Total current assets	2,698,350

Property and Equipment, at depreciated cost	4,754,255

Property and Equipment held by IPIC, at depreciated cost	876,680

$8,329,285
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Note payable, bank	$1,134,564
Current maturities of long-term debt	525,000
Current maturities of long-term debt held by IPIC	64,250
Current maturities of note payable, stockholder	300,000
Accounts payable	992,951
Accrued expenses	598,506

Total current liabilities	3,615,271

Long-Term Debt, less current maturities	1,408,457

Long-Term Debt, less current maturities held by IPIC	719,720

Note Payable, stockholder, less current maturities	1,013,500

Commitments and Contingencies

Stockholders' Equity
Common stock	124,200
Additional paid-in capital	743,065
Retained earnings	512,699
Noncontrolling interest	192,373
1,572,337

$8,329,285

See Notes to Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Consolidated Statement Of Income
Year Ended December 31, 2011

Net sales	$32,323,112

Cost of goods sold	28,633,297

Gross profit	3,689,815

Operating expenses:
Selling and delivery	858,015
General and administrative	1,220,321
2,078,336

Operating income	1,611,479

Interest expense	(288,627)

Consolidated net income	1,322,852

Less: Noncontrolling interest in net income of consolidated variable interest entity	(156,263)

Net income attributable to the controlling interest	$1,166,589

See Notes to Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Consolidated Statement Of Stockholders' Equity
Year Ended December 31, 2011

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Noncontrolling Interest	Total

Balance, December 31, 2010	$124,200	$743,065	$(467,590)	$100,124	$499,799
Net income	-	-	1,166,589	156,263	1,322,852
Distributions	-	-	(186,300)	(64,014)	(250,314)
Balance, December 31, 2011	$124,200	$743,065	$512,699	$192,373	$1,572,337

See Notes to Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Consolidated Statement Of Cash Flows
Year Ended December 31, 2011

Cash Flows From Operating Activities
Consolidated net income	$1,322,852
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation	795,232
Amortization	4,044
Change in assets and liabilities:
Decrease (increase) in:
Receivables	(409,284)
Inventories	140,336
Prepaid expenses	(32,738)
(Decrease) in:
Accounts payable	(296,312)
Accrued expenses	(33,554)
Net cash provided by operating activities	1,490,576

Cash Flows From Investing Activities
Purchase of property and equipment	(1,544,624)
Net cash (used in) investing activities	(1,544,624)

Cash Flows From Financing Activities
Net borrowings under revolving credit agreement	391,076
Principal payments on notes payable, stockholder	(180,000)
Proceeds from long-term borrowings	1,938,000
Principal payments on long-term borrowings, including capital lease obligations	(1,577,843)
Distributions to noncontrolling interest member	(64,014)
Distributions	(386,200)
Net cash provided by financing activities	121,019
Increase in cash	66,971

Cash, beginning	37,790

Cash, ending	$104,761

See Notes to Consolidated Financial Statements.

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Note 1.	Nature of Business, Subsequent Event and Significant Accounting Policies

Nature of business and Subsequent Event:

Middlebury Hardwood Products, Inc. (“MHP”) manufactures wood products, primarily cabinet doors, for the recreational vehicle industry mainly located in northern Indiana, generally under terms of 30 days.

I.P.I.C., Inc. (“IPIC”) owns and leases commercial property to MHP.  IPIC is related to MHP through common ownership of one of the stockholders.

On October 26, 2012, MHP and IPIC sold substantially all of their assets to an unrelated party.

Significant accounting policies:

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Reporting entity principles of consolidation:

The financial statements include the accounts of MHP and IPIC, a variable interest entity (VIE) for which MHP is the primary beneficiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.  MHP and IPIC are collectively referred to as the “Company”.

IPIC is a VIE of MHP because of a leasing arrangement and because it requires financial support consisting of long-term debt guarantees.  The primary beneficiary of a VIE is the enterprise that has both (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses or the right to receive residual returns that potentially could be significant to the VIE.  See Note 13 for additional information regarding MHP’s consolidated VIE.

Noncontrolling interest:

Noncontrolling interest represents the portion of equity in the affiliate not attributable, directly or indirectly, to MHP.  The profit or loss derived from the performance of the affiliate is allocated to the net income attributable to the noncontrolling interest in the consolidated statements of income.

Cash:

The Company maintains cash with one financial institution in amounts which, at times, may be in excess of FDIC insurance limits.

Trade receivables:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Trade receivables in the accompanying consolidated balance sheet at December 31, 2011 are stated net of an allowance for doubtful accounts of approximately $20,000.  Management determines the allowance for doubtful accounts by evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions.

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.  A trade receivable is considered past due if any portion of the receivable balance is outstanding past stated terms.

Inventories:

Inventories are valued at the lower of cost or market.  Cost is determined by the first-in, first-out (FIFO) method.

Long-lived assets:

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition.  Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date.  An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets.  There was no impairment of long-lived assets for the year ended December 31, 2011.

Property and equipment:

Depreciation of property and equipment is computed principally by the straight-line method over the following estimated useful lives:

Years

Land improvements	15-30
Buildings and improvements	7-39
Machinery and equipment	3-20
Transportation equipment	3-5
Furniture and fixtures	3-7

Revenue recognition:

Revenue is primarily recognized upon shipment under terms F.O.B. shipping point upon which title passes to the customer and, at which time, collectability is reasonably assured.

Risks and uncertainties:

The Company’s sales are highly concentrated in the recreational vehicle industry.  This industry has experienced demand fluctuations in recent years due to tightening of the wholesale and retail credit markets and low consumer confidence.

Delivery expense:

For the year ended December 31, 2011, the expense associated with the cost of delivery is approximately $438,000 and is reflected in selling and delivery expenses in the accompanying consolidated statement of income.

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Delayed adoption of accounting standard:

The FASB issued ASC 480, “Distinguishing Liabilities from Equity” (ASC 480).  ASC 480 requires that certain freestanding financial instruments be reported as liabilities in the consolidated balance sheet.  Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each consolidated balance sheet date with the change in that value reported as interest expense in the consolidated income statement.  Prior to the application of ASC 480, either those financial instruments were not required to be recognized, or if recognized were reported in the consolidated balance sheet as equity and changes in the value of those instruments were normally not recognized in net income.

As explained further in Note 11, MHP has stock repurchase agreements with redeemable common stock that will be reported as a liability when ASC 480 is applied.  The fair value of the redeemable stock will be transferred from stockholders' equity to liabilities at the date ASC 480 is applied and will have the effect of reducing stockholders' equity and increasing liabilities by approximately $2,070,000.  The effective date for required application of ASC 480 has been deferred indefinitely for instruments that are mandatorily redeemable such as the stock repurchase agreements in Note 11.

Subsequent events:

The Company has evaluated subsequent events for potential recognition and/or disclosure through January 7, 2013 the date the financial statements were available to be issued.

Note 2.	Inventories

Inventories at December 31, 2011 consist of the following:

Raw materials	$479,955
Work in process	1,057,676
Finished goods	286,056
$1,823,687

Note 3.	Property and Equipment

The cost of property and equipment and the related accumulated depreciation at December 31, 2011 are as follows:

Land and improvements	$262,280
Buildings and improvements	2,956,769
Machinery and equipment	8,918,430
Transportation equipment	173,444
Furniture and fixtures	572,461
12,883,384
Less accumulated depreciation	7,252,449
$5,630,935

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Note 4.	Pledged Assets, Notes Payable, and Long-Term Debt

The Company has a $2,750,000 line of credit with a bank, limited to a borrowing base calculated on eligible accounts receivable and inventories, of which $1,134,564 was outstanding at December 31, 2011.  Borrowings against the line of credit bear interest at prime (3.25% at December 31, 2011) plus .45% with a minimum rate of 4.25%, are collateralized by substantially all of MHP’s assets, and are subject to limited personal guarantees by certain stockholders.  This agreement is due on demand. (1)

Long-term debt at December 31, 2011 is as follows:

Note payable, bank, due in monthly installments of $44,598, including interest at 4.4% collateralized by substantially all of MHP's assets, guaranteed by certain stockholders, due December 2014(1)	$1,500,000

Note payable, bank, due in monthly installments of $5,543 including interest at 6.5% collateralized by substantially all of MHP's assets, guaranteed by certain stockholders, final balloon payment of $376,725 due September 2013(1)	425,597

Note payable, due in monthly installments of $9,437 plus interest at 6.5%, collateralized by substantially all of IPIC's assets, guaranteed by certain stockholders, final balloon payment of $486,523 due March 2016	783,970
Other	7,860
2,717,427
Less current maturities	589,250
$2,128,177

(1)	These agreements are subject to certain restrictive covenants, specifically tangible net worth and debt to tangible net worth.

Aggregate maturities of long-term debt for the years ended December 2013 through 2016 are as follows:

2013	$956,015
2014	594,118
2015	78,019
2016	500,025
$2,128,177

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Note 5.	Note Payable, Stockholder

MHP has a note payable with a stockholder as a result of shares of common stock repurchased with an outstanding balance of $1,313,500 at December 31, 2011.  The note is subordinated to the bank, is unsecured, pays interest at 1% above the Company’s interest rate on its line of credit, and is due December 31, 2015.  The Company intends to make quarterly principal payments of approximately $75,000.  This note payable has been classified on the balance sheet assuming such payments will be made.

Note 6.	Common Stock

MHP had 1,000 shares with a par value of $600 per share authorized, of which 207 shares were issued and outstanding at December 31, 2011.

Note 7.	Income Taxes

Both MHP and IPIC, with the consent of their stockholders, have elected to have their income taxed under Section 1362 of the Internal Revenue Code and a similar section of the state tax laws which provide that, in lieu of corporation income taxes, the stockholders account for their proportionate shares of the Company's items of income, deduction, losses, and credits.  Therefore, these consolidated statements do not include any provision for corporation income taxes.  The Company intends to make distributions in amounts sufficient to reimburse each stockholder for personal income taxes attributable to the Company's net taxable income.

Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statement to comply with the provisions of ASC 740-10.  With few exceptions, the Company is no longer subject to tax examinations by the U.S. federal, state or local tax authorities for the years before 2008.

Note 8.	Major Customers

Net sales to customers comprising 10% or more of total net sales for the year ended December 31, 2011 and the related trade receivable balances at that date are approximately as follows:

	Net Sales	Trade Receivables

Customer A	$21,638,000	$55,000
Customer B	4,826,000	300,000

Note 9.	Employee Benefits

MHP has a qualified defined contribution plan, more commonly known as a 401(k) plan, for substantially all of its employees with over one year of service.  The plan provides for a discretionary contribution annually determined by the Board of Directors.  The Board elected to make a contribution in the amount of $15,000 for the year ended December 31, 2011.

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Note 10.	Group Insurance

MHP has a partially self-insured health plan for its employees for up to $50,000 per participant and a minimum aggregate per policy period of $368,000 and a maximum aggregate per policy period determined on a monthly basis based on eligible employees.  The excess loss portion of the employer coverage has been reinsured with a commercial carrier.  Premiums, losses and claims are accrued as incurred.  The total amount charged to expense for the year ended December 31, 2011 is approximately $285,000.

Note 11.	Stock Repurchase Agreement

MHP has an agreement with the stockholders which requires the Company to repurchase their stock in the event of termination or death.  The agreement establishes the purchase price of 1.5 times book value as of the Company's most recent month-end proceeding the date any shares are to be repurchased.  The purchase price may be paid over five years.

In the event of the termination or death of the stockholders, the Company's total obligation to repurchase shares at December 31, 2011 is approximately $2,070,000.

Note 12.	Cash Flows Information

Supplemental information relative to the statement of cash flows for the year ended December 31, 2011 is as follows:

Supplemental disclosures of cash flows information:
Cash payments for interest	$232,263

Accrued distributions	$156,600

Middlebury Hardwood Products, Inc. And Affiliate

Notes To Consolidated Financial Statements

Note 13.	Variable Interest Entity

MHP is the primary beneficiary of and consolidates a related party (IPIC) that is a VIE.  MHP would absorb more than a significant amount of the VIE’s expected losses based on leasing and guarantee agreements as discussed in Note 1.  Through the lease agreement, MHP controls the significant activities of the VIE.  No additional support beyond what was previously agreed to has been provided during any periods presented.

For no consideration, MHP has agreed to guarantee the long-term debt of the VIE.  MHP’s maximum exposure under this guarantee was approximately $784,000 as of December 31, 2011.  The details of these debt instruments are included in Note 4 to the consolidated financial statement.  MHP can be required to perform on its guarantee in the event of nonpayment of these arrangements by the VIE.  In the event MHP would be required to pay the entire guaranteed amount, the value of the assets pledged on the bank debt would be available to liquidate and recover some or all of the amounts paid.  However, any decision to liquidate the collateral would be made after an evaluation of the circumstances at the time and the amount of any recovery available to MHP is not currently estimable.

Under the terms of the lease agreements with the VIE, MHP is required to make monthly payments of $22,000 to the VIE under a month-to-month agreement.  In addition, the Company is required to pay for property taxes, insurance and maintenance on the related property.

The following table shows the significance of the VIE for the year ended December 31, 2011:

Gross rentals	$264,000
Net income	156,263
Cash	99,663
Real property	876,680
Long-term debt	783,970
Stockholders' equity	192,373

The assets that are collateral for the debt on the VIE are all assets disclosed above.  The creditor of the VIE does not have recourse to the general credit of MHP.